Exhibit 3.89

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:05 PM 08/08/2013

FILED 11:54 AM 08/08/2013

SRV 130968122 — 5380392 FILE

CERTIFICATE OF FORMATION

OF

WOW BUSINESS SERVICES, LLC

This Certificate of Formation of WOW Business Services, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-20 et. seq.).

FIRST.   The name of the limited liability company formed hereby is WOW Business Services, LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerfield Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 8th day of August, 2013.

By:	/s/ Patrick Tucker
Name:	Patrick Tucker
Title:	Authorized Person

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

WIDEOPENWEST MICHIGAN, LLC

By:	/s/ D. Craig Martin
Name:	D. Craig Martin
Title:	Secretary